Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We hereby consent to the incorporation by reference in the Registration Statements Forms S-3 (Nos. 333-110552 and 333-131455) and S-8 (Nos. 333-114897 and 333-118771) of Access National Corporation of our report dated February 22, 2006, relating to the consolidated financial statements, which appears in the Annual Report to Shareholders on Form 10-K.
BDO Seidman, LLP
Richmond, Virginia
March 30, 2006